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                                                                    EXHIBIT 23.1

March 14, 1995



Forstmann & Company, Inc.
1185 Avenue of the Americas
New York, NY 10036

Dear Sirs:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Forstmann & Company, Inc. for the periods ended January 29, 1995 and January 30, 1994, as indicated in our report dated March 13, 1995; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended January 29, 1995, is incorporated by reference in Registration Statement No. 33-57643 on Form S-8 and Registration Statement No. 33-56367 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,



/s/Deloitte & Touche LLP